Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116837on Form S-8 and Registration Statement Nos. 333-126312, 333-126573, 333-127464 and 333-133353 on Form S-3 of our reports dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2007.

/s/    DELOITTE & TOUCHE LLP

Chicago, Illinois

February 28, 2008